EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 18, 2007 relating to the audited financial statements of i-Level Media Systems Limited for the years ended December 31, 2005 and 2006 (which does not include the interim financial statements for the three months ended March 31, 2007 of i-Level Media Systems which are not audited) which are included in the Registration Statement on Form S-1 (Amendment No. 1) and related Prospectus of i-Level Media Group Incorporated for the registration of 3,900,000 shares of its common stock, and to the use of our name under "Interests of Named Experts and Counsel" in the Prospectus.

/s/ East Asia Sentinel Limited (formerly known as BKR Lew & Barr Limited)

Victor Robert Lew
Director
Hong Kong, Special Administrative Region
People's Republic of China

April 24, 2008